Exhibit 10.1 Retirement Agreement
In accordance with the mutual promises and consideration set forth below, the sufficiency of which is hereby acknowledged, this agreement is made and entered into by and between Sallie B. Bailey (hereinafter “Bailey”), and Louisiana-Pacific Corporation (hereinafter “LP”) (together, the “Parties”) on this 31st day of May, 2018. Bailey’s agreement to the terms contained herein is contingent upon approval of such terms by the Compensation Committee of the Board of Directors of LP.

1.	Definitions.
As used herein, “Bailey” shall mean Sallie B. Bailey, her spouse, heirs, agents, assigns or other persons or entities acting on her behalf or claiming through her.
As used herein, “LP” shall mean Louisiana-Pacific Corporation, its present and former officers, directors, employees, agents, trustees, parent corporations, divisions, affiliates, subsidiaries, insurers, successors, assigns, and anyone acting on its behalf.

2.	Resignation and Retirement.
Bailey will resign from her position as Executive Vice President & Chief Financial Officer, and from all directorships, officerships, and other positions she holds with LP or any of its subsidiaries or affiliates, effective at the close of business on July 13, 2018 (the “Retirement Date”).
Bailey acknowledges that she has voluntarily retired from LP and will cease to be an employee of LP, in any capacity, as of the Retirement Date. Bailey will promptly execute any other documents to effectuate such resignations, as reasonably requested by LP, including the resignation letter attached hereto as Exhibit A.

3.	Payment of Amounts Earned and Owing.
Bailey will receive all amounts earned and owing as follows, which shall be paid pursuant to LP’s standard payroll processing cycle, but in no event later than the date required by state law:

a.	Regular salary and benefits through the Retirement Date.

b.	The sum of $32,954 as separation pay. Bailey agrees any payments due to LP for outstanding personal credit card expenses will be withheld from this payment.

c.	Payment for unused Paid Time Off (PTO) hours up to the maximum allowed of 200 hours, as defined in LP’s Salaried PTO Policy.

d.
LP acknowledges that Bailey has accrued benefits and rights under the Louisiana-Pacific Corporation 2004 Executive Deferred Compensation Plan (the “LP Deferred Compensation Plan”). Bailey’s benefits under the LP Deferred Compensation Plan shall be payable in accordance with the terms of the LP Deferred Compensation Plan.

e.	LP and Bailey acknowledge that Bailey’s rights under all other LP employee benefit plans shall be determined in accordance with the terms thereof, except as expressly provided in this agreement.
Bailey agrees and acknowledges that these amounts represent all wages and benefits due upon her retirement from LP.

4.	Additional Compensation.
In further consideration for Bailey signing this agreement, LP agrees to provide Bailey with the following payments provided Bailey continues to comply with the terms and conditions of this agreement:

a.
Additional compensation in an aggregate amount of $1,252,246, to be paid in monthly payments of $69,569.22 for 18 months, in accordance with LP’s normal payroll cycle beginning on the first pay period after the later of the Effective Date (as defined below) or the Retirement Date.

b.
Monthly COBRA reimbursement payments until the earlier of (a) your eligibility for group health benefits through new employment or otherwise, or (b) 18 months after the Retirement Date, which amount shall not exceed $20,575. In addition, if LP provides monthly COBRA reimbursement payments for the maximum 18-month period, LP agrees to pay Bailey an additional $20,000 for the purpose of defraying the cost of health coverage obtained by Bailey after such period. Such payment will be made on January 13, 2020.

c.	Payment for up to 18 months of outplacement benefits provided by a service provider selected by Bailey, beginning on June 12, 2018, but in no event shall such payments exceed $10,000.

d.	Through the end of 2019, the current level of tax and financial planning services provided by Ayco, and the cost of tax return preparation services by Ayco for the 2018 tax year.

e.	Reimbursement of legal fees incurred by you in connection with the negotiation of this agreement, in an amount not to exceed $10,000.

f.
Vesting of equity grants consisting of 26,048 Restricted Stock shares, 12,069 Restricted Stock shares and 14,964 Restricted Stock Units from 2016, 2017 and 2018 respectively. Bailey acknowledges that these awards would normally be forfeited upon her cessation of employment. LP, pursuant to the Compensation Committee authority, amends the Restricted Stock Form of Awards for 2016 and 2017, and the Restricted Stock Unit Form of Award for 2018, to remove any requirement of continued employment at the Company; such equity grants will be subject to any other vesting or performance criteria required by the relevant grant agreements. In the case of the 14,964 Restricted Stock Units for 2018, the shares in the settlement of such award will be delivered on the date otherwise specified in the award agreement (i.e., generally February 2021). The amendment is effective on the later of the Retirement Date or the Effective Date. However, the amendment is contingent upon Bailey executing, and not timely revoking, this agreement.

g.
LP acknowledges that Bailey has accrued benefits and rights under the Louisiana-Pacific Corporation Supplemental Executive Retirement Plan, amended and restated effective July 1, 2008 (the “LP SERP”). LP agrees to treat Bailey’s separation as a retirement with the approval of the Compensation Committee for purposes of calculating Bailey’s benefit under the LP SERP. Bailey’s benefits under the LP SERP shall be payable in accordance with the terms of the LP SERP.

h.	Bailey acknowledges that but for this agreement she is not entitled to any of the additional payments described in this section.

i.
The foregoing payments and benefits shall be in lieu of and shall discharge any obligations of LP to Bailey for any rights or claims of any type, including, but not limited to, any and all rights that Bailey may have arising out of the Performance Shares Award Agreement, and any other plan, agreement, offer letter, or contract of any type, or any other expectation of remuneration or benefit on the part of Bailey.

5.	Cooperation.

a.	Cooperation Prior To The Retirement Date

Prior to the Retirement Date, Bailey shall remain in the position of Executive Vice President and Chief Financial Officer, with duties to be assigned in the discretion of the Chief Executive Officer. Bailey agrees to perform such duties to the best of her abilities, and to make herself available to carry out such duties.

b.	Cooperation After The Retirement Date
After the Retirement Date, Bailey shall make herself available, as reasonably necessary, for a period not to exceed two (2) years, in person and by telephone to cooperate and provide assistance to LP in connection with business matters of LP that relate to her prior employment with LP. This date may be extended by mutual agreement. LP shall provide notification to Bailey of its request for such services in a communication delivered to Bailey by its Vice President of Human Resources, or his or her designee, that references this cooperation provision of this agreement. For these services, Bailey will be compensated for time pursuant to a rate of $250 per hour with a maximum of $2,500 per day and the reimbursement of expenses in accordance with LP’s expense reimbursement policies.
Further, for a period equivalent to the statute of limitations for any potential dispute, claim or litigation arising on or before the Retirement Date, Bailey agrees that she will cooperate and provide information and assistance to LP in any dispute, proceeding, arbitration, investigation or litigation involving LP of which Bailey has knowledge or involvement as a result of her employment with LP, including providing whatever information she has available to LP, its attorneys, agents or contractors, as well as meeting with LP’s officials, attorneys, agents or contractors, if requested to do so. During any such activity, Bailey will be (i) compensated at the rate described in the preceding paragraph, and (ii) reimbursed for reasonable and customary expenses in accordance with LP’s travel and expense reimbursement policies and procedures. To the extent LP has control over the timing of her assistance, LP agrees not to require Bailey’s participation to the extent it unreasonably interferes with any future employment or personal activity of Bailey.

Bailey agrees that she will not assist or cooperate with any person or entity who is contemplating or maintaining any claim or legal action against LP in connection with any such action, unless compelled by subpoena or otherwise required by law. Notwithstanding the above, nothing herein shall be construed to prevent or restrict Bailey from responding truthfully to inquiries as a part of an official investigation conducted by a court, government or law enforcement agency or in response to a subpoena or as otherwise required by law.

6.	Release.
In exchange for the consideration set forth herein, Bailey, for herself, her agents, attorneys, heirs, administrators, executors, assigns and other representatives, and anyone acting or claiming on her or their joint or several behalf, hereby irrevocably and unconditionally releases, acquits and forever discharges LP from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which he now has, owns, or holds, or claims to have, own, or hold, or to have had, owned, or held against any of the parties so released. Specifically included herein are any claims against LP under any federal law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit

Protection Act, the Worker Adjustment and Retraining Notification (WARN) Act, as well as any state law related to employment, including, but not limited to, the Tennessee Human Rights Act and the Tennessee Handicap Act (collectively the “Released Claims”).
This agreement does not: (i) release any rights or claims which first arise after the date Bailey signs this agreement or which arise out of or in connection with the interpretation or enforcement of the agreement itself; (ii) preclude Bailey from challenging the validity of this Release, or (iii) release any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute. If it is determined that any claim covered by this Agreement cannot be waived as a matter of law, Bailey expressly agrees that the agreement will nevertheless remain valid and fully enforceable as to the remaining Released Claims.
Nothing in this agreement is intended to prohibit or interfere with Bailey’s right to participate in a governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to LP. Bailey is waiving, however, her right to any monetary recovery or relief (including but not limited to reinstatement to employment) should the EEOC or any other agency or commission pursue any claims on her behalf; provided however, and for the avoidance of doubt, however, nothing herein prevents Bailey from receiving any whistleblower award.

7.	Company Information.
Bailey recognizes and acknowledges that during the course of her employment she has had and will continue to have access to certain information not generally known to the public, relating to the business of LP which may include without limitation, LP’s data, finances, programs, customer or contact lists, sources of supply, prospects or projections, product plans, manufacturing techniques, processes, formulas, research or experimental work, work in process, technology, trade secrets, inventions, patents, engineering specifications, designs, drawings or any other LP business, proprietary, financial or confidential matter (collectively “Company Information”). Bailey recognizes and acknowledges that this Company Information constitutes a valuable, special and unique asset of LP, access to and knowledge of which were essential to the performance of Bailey’s duties.
Bailey acknowledges and agrees that all such Company Information shall remain the exclusive property of LP. Bailey represents and warrants that she has returned to LP all Company Information that she has in her possession or under her control, that she has not made copies of any Company Information, that she has not used or disclosed any Company Information to any person other than for the benefit of LP.
Bailey acknowledges and agrees that, except as directed by LP, Bailey will not at any time use or disclose to any person, any Company Information, or permit any person to use, examine or make copies of any information sources which contain or are derived from Company Information, without the prior written permission of LP.

8.	Return of Property.
Bailey will within two days after the Retirement Date return to LP all Company Property, as described more fully below. “Company Property” includes company-owned equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. Bailey further agrees that she will not retain any copies or duplicates of any such Company Property. Notwithstanding the foregoing, Bailey may keep the cell phone (including phone number) and iPad tablet currently in her possession after the Retirement Date and will deliver those items to LP on the Retirement Date to be “wiped” of any Confidential Information.

9.	Non-Disparagement.
Bailey and LP will not, directly or indirectly, do or say, or procure any person, firm, or entity to do or say anything which would portray the other in a negative or poor light, except as may be required in legal proceedings, regardless of the truth or falsity of such claims. LP will issue a press release describing Bailey’s retirement from LP that is substantially in the form of the statement attached hereto as Exhibit B.

10.	Non-Solicitation.
Bailey agrees that for 18 months following the Retirement Date, Bailey will not, directly or indirectly (whether on Bailey’s own behalf or on behalf of another person or entity), solicit, hire, recruit, or attempt to solicit, hire, or encourage any current employee of LP to leave or compete against LP or its products or services.

11.	Attorneys’ Fees.
It is hereby agreed among the Parties that should any complaint be filed or claim be made arising out of the breach of any of the provisions of this agreement or for the purpose of enforcing any of its provisions, the prevailing party or parties shall be entitled to her, its or their reasonable attorneys’ fees from all other parties as determined by the trial court.

12.	Choice of Law.
This agreement is made and entered into in the State of Tennessee and shall in all respects be interpreted, enforced and governed under the laws of Tennessee. Bailey and LP agree that the exclusive jurisdiction for the adjudication of any claims or breach of this agreement shall be in the Chancery Court for Davidson County, Tennessee.

13.	Severability.
Should any portion of this agreement be found void by a court, the remaining provisions of this agreement shall continue in full force and effect.

14.	No Admission.
This agreement shall not be construed in any manner as an admission by either party that it, or she has violated any law, policy or procedure or acted wrongfully with respect to the other party or any other person. Each party specifically disclaims any liability to the other arising from Bailey’s employment relationship with LP except as specifically addressed herein.

15.	Provisions of Older Worker Benefit Protection Act/Waiver of Age Discrimination in Employment Act Claims.
This agreement was presented to Bailey for review and consideration on May 25, 2018 (“Review Date”). Bailey hereby acknowledges and agrees that this agreement and the resignation of Bailey’s employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (“ADEA”). By executing this agreement, Bailey acknowledges and agrees that: (a) she understand the terms of this agreement; (b) she is waiving her right to assert claims against LP under the ADEA; (c) she is waiving claims that she now has or may have against LP through the Effective Date but is not waiving rights or claims that may arise thereafter; (d) she is receiving money and/or other valuable consideration to which Bailey is not otherwise entitled to receive; (e) she has been advised to consult with an attorney prior to executing this agreement; (f) she was offered no less than twenty-one (21) days from the Review Date to consider this agreement before executing it; and (g) she has seven (7) days after executing this agreement to revoke her acceptance and execution of the agreement.
If Bailey does not timely revoke this agreement, then the agreement shall become effective on the eighth day after Bailey’s signing (the “Effective Date”). If Bailey chooses to revoke this agreement, LP is excused from all of its obligations under the agreement.
If Bailey chooses to revoke this agreement within seven (7) days of her signing, Bailey must do so in writing delivered within seven (7) days of her signing, expressly stating that she is revoking her signature on this agreement to:
Tim Hartnett
Louisiana-Pacific Corporation
414 Union Street
Suite 2000
Nashville, TN 37219

16.	Counterparts.
This agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.	No Representation
Bailey represents and acknowledges that in executing this agreement, she does not rely and has not relied upon any representation or statement made by LP or any of its agents, representatives, or attorneys not otherwise set forth herein.

18.	Taxes.
All payments to Bailey described in this agreement are subject to applicable federal, state and local tax and other required withholdings. Bailey is responsible and liable for paying any taxes on the amounts paid or benefits received under this agreement. Bailey agrees that LP will report such payments to the tax authorities and will withhold taxes from the payments under this agreement in any manner that LP determines that it is legally required to do. LP makes no representations as to the employment and income tax consequences to Bailey of these payments or benefits, and Bailey agrees to indemnify and hold harmless LP from any and all employment or income tax liabilities that may become due in connection with these payments. Bailey further acknowledges that any future employment or income tax consequences (including related penalties and interest) that may arise will not provide a basis to set aside or in any way alter this Agreement.
The Parties intend that this agreement and the payments and benefits provided hereunder be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section

409A”) and this agreement shall be interpreted consistent with such intent. To the extent that reimbursements or other in-kind benefits under this agreement constitute deferred compensation under Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Bailey, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and any right to reimbursement or in-kind benefits shall be limited to Bailey’s lifetime, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each payment or installment under this agreement is intended to be a separate payment and not one of a series of payments for purposes of Section 409A.
19.    SEC Filings.
LP agrees that, from and after the Retirement Date, if and to the extent Bailey purchases, sells or otherwise disposes of LP securities in a manner requiring the filing of a Form 4 with the Securities and Exchange Commission, if Bailey notifies LP’s Vice President of Human Resources of any such purchase, sale or other disposition and provides LP’s Vice President of Human Resources all information regarding any such purchase, sale or other disposition reasonably requested by LP, including, without limitation, information regarding any matchable transaction, LP shall effect such filings on behalf of Bailey until such time as they are no longer required by Section 16 of the Securities Exchange Act of 1934, as amended.

Executed at Nashville, Tennessee, this 31st day of May 2018.

/s/ Sallie B. Bailey
Sallie B. Bailey
LOUISIANA-PACIFIC CORPORATION

By: /s/ Tim Hartnett
Tim Hartnett
Title: Vice President, Human Resources
Date: May 31, 2018